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                                                                      EXHIBIT 11


                 BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
               COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK
                     (In thousands except per share data)

                                                                                        Quarter Ended
                                                                              --------------------------------
                                                                              September 28,       September 29,
                                                                                  1997                1996
                                                                                  ----                ----
COMPUTATIONS FOR STATEMENTS OF INCOME

Primary earnings per share of common stock:

    Net loss                                                                     $ (2,632)       $ (5,262)
                                                                                 ========        ========
    Average shares of common stock outstanding                                     25,165          28,927

    Incremental common shares applicable to common stock
    options based on the average market price during the period                       150             131
                                                                                 --------        --------
    Average common shares, as adjusted                                             25,315          29,058
                                                                                 ========        ========
    Earnings per share of common stock                                           $  (0.10)       $  (0.18)
                                                                                 ========        ========

Fully diluted earnings per share of common stock:

    Average shares of common stock outstanding                                     25,165          28,927

    Incremental common shares applicable to common stock
    options based on the more dilutive of the common stock ending
    or average market price during the period                                         150             137
                                                                                 --------        --------
    Average common shares assuming full dilution                                   25,315          29,064
                                                                                 ========        ========
    Fully diluted earnings per average share of common stock,
    assuming conversion of all applicable securities                             $  (0.10)       $  (0.18)
                                                                                 ========        ========


Note: The dilutive effect of stock options is less than 3% and, accordingly, presentation is not required under Accounting Principles Board Opinion No. 15. The above is presented to comply with Securities and Exchange Commission regulations.